Exhibit 10.1

LEASE

This agreement of lease (this “Lease”) is made as of the 10th day of December, 2018 (the “Effective Date”), by and between 1000 SILVER HILL LV LLC, a New York limited liability company with principal offices at 100 Savannah Street, Rochester, New York 14607 (“Landlord”), and IEC ELECTRONICS CORP., a Delaware corporation with principal offices at 105 Norton Street, Newark, New York 14513 (“Tenant”).

SECTION 1
AGREEMENT OF LEASE AND DEMISED PREMISES

1.1    Lease of Premises. For and in consideration of the rental herein reserved and of the covenants, conditions, agreements and stipulations of the parties hereinafter expressed, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Demised Premises described below.

1.2    Demised Premises. The premises shall consist of a parcel of real property which is located at 1000 Technology Parkway, Town of Arcadia, Village of Newark, County of Wayne and State of New York (“Property”) as legally described in Exhibit “A” attached hereto; as shown on the site plan attached hereto as Exhibit “B” (“Site Plan”), which will include a building having approximately 153,024 square feet (“Building”), the dimensions and location of which are shown on floor plan attached hereto and made a part hereof and marked Exhibit “B-1” (the “Demised Premises”). The Demised Premises are leased together with the right to use the Common Areas defined below. The Building and the Property, are collectively referred to herein as the “Premises.”

1.3 Ground Lease. Landlord and Tenant acknowledge and agree that Landlord holds, or will hold at the Commencement Date, a leasehold interest in the Property pursuant to a ground lease agreement (the “Underlying Agreement”) with Wayne Economic Development Corporation (“EDC”), which ground lease will include a purchase option for Landlord to purchase the Property from EDC (the “Option”). Accordingly, this Lease shall be deemed to be a sub-lease from Landlord to Tenant until such time as the Option is exercised and the Landlord is the fee owner of the Property. Tenant also acknowledges and agrees that Landlord may enter into a lease and leaseback agreement and related PILOT agreement with Wayne County Industrial Development Agency for the Property for purposes of providing financial assistance to the Landlord (the “IDA Documents”) provided, however, Tenant has the opportunity to review and approve all IDA Documents. The parties agree that the cost associated with the lease and leaseback agreement and related PILOT agreement (including, without limitation, all IDA fees and charges to obtain the benefits and associated legal costs) shall be allocated between the parties as follows: Landlord shall be responsible to pay 14.3% of such costs and Tenant shall be responsible to pay 85.7% of such costs. Tenant agrees to pay such amounts to Landlord within five days of receipt of any invoice from Landlord for such costs.

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SECTION 2
TERM

2.1    Term. The term of the Lease (the “Term”) shall commence on the Commencement Date (as defined herein) and shall expire on the date that is fifteen (15) years after the Commencement Date (as defined herein) (the “Termination Date”). Notwithstanding anything to the contrary set forth herein, if Landlord is no longer entitled to possess, no longer possesses the Property or elects not to purchase the Property as required under the Underlying Agreement prior to the expiration of the initial Term of this Lease (“Landlord’s Loss of Possession”), this Lease shall terminate upon thirty (30) days written notice by Tenant and Landlord must provide Tenant with three hundred sixty five (365) days written notice of the date which Landlord will no longer possess the Property. In the event Landlord fails to provide such notice, Landlord shall pay to Tenant, as liquidated damages, an amount equal to the balance of the Purchase Price (as defined in the Underlying Agreement) for the Option (as defined in the Underlying Agreement) then remaining due under the Underlying Agreement (“Loss of Possession Damages”). Landlord shall pay the Loss of Possession Damages within thirty (30) days of the date Landlord is no longer entitled to the possession and or loses possession of the Premises. Receipt of the Loss of Possession Damages shall be Tenant’s exclusive remedy for Landlord’s Loss of Possession. The “Commencement Date” shall be the date that the Premises has been delivered to Tenant (a) in compliance with all laws, rules, regulations, codes and ordinances; (b) free and clear of all occupants; (c) free of Hazardous Substances and in compliance with Environmental Laws; and (d) Landlord has Substantially Completed (as defined herein) all of the Landlord’s Work and the Premises is otherwise in the condition required under this Lease and the Work Letter attached hereto as Exhibit “D”.

2.2    Title.      Landlord shall provide to Tenant copies of an accurate survey and legal description of the Property. Tenant shall have thirty (30) days after the Effective Date (the “Title Period”) to obtain a policy of title insurance with a title company selected by Tenant (the “Title Company”) insuring Tenant’s marketable title in the leasehold estate created hereunder free and clear of all liens and encumbrances but subject to the Underlying Agreement and mortgage obtained by Landlord as set forth below (the “Title Policy”). In addition, the EDC, Landlord and Tenant will enter into a Non-Disturbance and Recognition Agreement to the reasonable satisfaction of Tenant. Such title insurance policy shall be issued by the Title Company at Tenant’s expense. If Tenant is unable to obtain the Title Policy prior to the expiration of the Title Period or if the EDC, Landlord and Tenant cannot agree upon the terms of the Non-Disturbance and Recognition Agreement, Tenant may terminate this Lease by providing written notice to Landlord no later than the last day of the Title Period and Tenant shall thereupon receive a refund of the Security Deposit. If Tenant fails to terminate the Lease before the expiration of the Title Period, this contingency shall automatically be deemed waived by the Tenant.

2.3 Landlord Contingencies. The obligation of Landlord to enter into this Lease and to fulfill any of its obligations under this Lease shall be subject to Landlord satisfying or waiving the contingencies set forth in subsections (a)-(d) below (the “Landlord Contingencies”). Landlord shall have one hundred and twenty (120) days from the Effective Date (the “Contingency Period”) satisfy the Landlord Contingencies. In the event that the Landlord Contingencies are not satisfied within the Contingency Period then Landlord shall have the option, upon written notice delivered

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to the Tenant to either (i) terminate this Lease, whereupon the parties will thereafter be released from all further obligations under this Lease and the Security Deposit shall be returned to Tenant or (ii) waive any remaining Landlord Contingencies, at which time all parties shall proceed with their obligations under this Lease, which Lease shall continue in full force and effect.

(a)    Landlord has obtained, at Landlord’s sole cost and expense, (i) all necessary governmental approvals and permits including but not limited to zoning, site plan approval, grading permits, special use permits, conditional use permits, variances, subdivision approval, wetlands permit, New York State Department of Environmental Conservation permits, State Environmental Quality Review Act approval, New York State Department of Transportation permits, State Historic Preservation Office determination, highway occupancy permits, floodplain permits, municipal water and sewer permits, New York State Department of Health permits to construct Landlord’s Work based on Tenant’s Plans (defined below) (collectively referred to as the “Municipal Approvals”). The Municipal Approvals shall include any easements with adjoining property owners required in connection with the configuration of on-site parking, rights-of way and approvals for any and all off-site improvements as may be required by governmental or quasi-governmental authorities.

(b)    Landlord has entered into the Underlying Agreement and the IDA Documents. Landlord hereby represents and warrants that (i) the Underlying Agreement shall be full force and effect, (ii) the Landlord shall at all times keep the Underlying Agreement in full force and effect, and Landlord shall not default thereunder, (iii) Landlord shall provide Buyer with copies of all notices received or delivered in connection with the Underlying Agreement, (iv) Landlord will provide Tenant with a true and complete copy of the Underlying Agreement, and (v) Landlord shall not consent to any modification to the Underlying Agreement without the express written consent of Tenant.

(d)    Landlord obtained a written mortgage commitment (the “Mortgage Commitment”) for a commercial mortgage loan at prevailing market rates, terms and conditions in an amount no less than $13,290,000.00 (the “Contingency Threshold”). Landlord shall, in good faith, use all commercially reasonable efforts to obtain the Mortgage Commitment before the expiration of the Contingency Period.
(e)    Landlord shall have secured a commitment for the following financial incentives (i) a satisfactory NYSEG Grant in an amount no less than $650,000.00, and (ii) County Project Incentive Grant in an amount no less than $100,000.00 (the “Landlord Financial Incentives”). Landlord shall, in good faith, use all commercially reasonable efforts to obtain the Landlord Financial Incentives before the expiration of the Contingency Period. If

2.4    Lease Year. The term “Lease Year” shall mean each twelve (12) month period beginning on the first day of the calendar month following the Commencement Date and expiring on the last day of the twelfth calendar month thereafter. Any period of time between the Commencement Date and the commencement of the first Lease Year, or any period subsequent to the expiration or termination of the Term, as it may be extended, but prior to the expiration of the then current Lease Year, shall be prorated and adjusted with respect to Base Rent, Additional Rent,

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or any other matters or charges provided for in this Lease in which the Lease Year is a factor. For the Lease Years in which the Lease Term commences and expires or terminates, Tenant shall not be liable for Taxes (as defined herein) in respect of the improvements and/or the Property comprising the Premises which are applicable to the fractional portion of such year before the Commencement Date and/or from and after such expiration or termination of the Lease, and if Tenant shall have previously paid any such Taxes (as defined herein) for which it is not so liable, Landlord shall refund the excess to Tenant within thirty (30) days of the expiration of the Term.

SECTION 3
RENT

3.1    Base Rent. Tenant shall pay to Landlord beginning on the Commencement Date, and ending on the Termination Date, in lawful money of the United States, without any prior demand and without any setoff or deduction whatever, rent in the amounts set forth on the Rent Schedule attached hereto as Exhibit “C.”

3.2    Payment of Base Rent. Base Rent shall be paid in advance on the first day of each and every month during the Term in an amount equal to the sum of the monthly installments of Base Rent set forth on the Rent Schedule attached hereto as Exhibit “C.”

3.3    Additional Rent. In addition to the Base Rent, Tenant shall pay to Landlord beginning on the Commencement Date and ending on the Termination Date, in lawful money of the United States, without any prior demand and without any setoff or deduction whatever, any additional rent provided for in this Lease, including without limitation in Sections 7.1, 14.2, 15.1 and 18.2 of this Lease (“Additional Rent”).

3.4    Rent. Base Rent and Additional Rent shall sometimes be collectively referred to herein as the “Rent.” Tenant covenants and agrees to pay the Rent to Landlord at its office address described above or at such other place as Landlord may from time to time designate by written notice to Tenant.

3.5    Tenant Allowance. From and after nine (9) months after the Effective Date, Landlord shall provide to Tenant an allowance in an amount not to exceed One Million and 00/100 Dollars ($1,000,000.00) in the aggregate (the “Tenant Improvement Allowance”) in order to pay for the cost of furniture, equipment, cabling, etc. (the “Tenant Improvements”). Tenant, in its commercially reasonable discretion, shall determine the necessary Tenant Improvements required in order to operate its business in the Premises. Tenant shall submit to Landlord invoices for the cost of the Tenant Improvements that have delivered to or are otherwise installed at the Premises. Within five (5) days of receipt of the invoice, Landlord shall notify Tenant in writing if Landlord objects to the invoice. Failure of Landlord to object to the invoice, shall be deemed an approval of the invoice, provided, however, Landlord cannot object to an invoice for any Tenant Improvements set forth on Exhibit “E” and attached hereto and further provided that Landlord shall not unreasonably object to an invoice for Tenant Improvements not listed on Exhibit “E”, so long as Tenant, in its commercially reasonable discretion, determines that such improvement is required in order to operate its business in the Premises. Within thirty (30) days of receipt of the invoice,

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Landlord shall reimburse Tenant for the cost of the Tenant Improvements in an amount not to exceed the Tenant Improvement Allowance. If Landlord fails to pay of the invoice within thirty (30) days of receipt, Tenant shall be entitled to an automatic rent credit in the amount of the invoice and a late fee equal to two percent (2%) of the late amount

SECTION 4
RENEWAL TERM

4.1    Landlord covenants and agrees to renew this Lease for one (1) additional period of ten (10) years (the “Renewal Term”), at the option of the Tenant, under the same terms and conditions (excepting the clauses relative to renewal and rental), provided Tenant is not then in default under the terms of the Lease; and provided that Tenant shall give to Landlord notice in writing of its election to renew no less than one hundred eighty (180) days prior to the termination of the initial Term. If Tenant has not given Landlord timely written notice of its election to renew and remains in possession of the Demised Premises beyond the Term, then Tenant holding over shall be deemed to be a tenant from month to month only, upon the same terms and conditions as specified in this Lease except that the Base Rent due from Tenant to Landlord shall be an amount equal to 150% of the Base Rent for the immediately preceding Lease Year.

4.2    Tenant shall pay to Landlord, as Base Rent for the Demised Premises during the Renewal Term, the amounts set forth on the Rent Schedule attached hereto as Exhibit “C.”

4.3    On the first day of each and every month during any Renewal Term of this Lease, and any renewal thereof, Tenant covenants and agrees to pay to Landlord an amount equal to the sum of the monthly installments of Base Rent set forth on Exhibit “C” hereto; plus the monthly installments of Additional Rent set forth herein, including, without limitation, in Sections 7.1, 14.2, 15.1 and 18.2 of this Lease.

SECTION 5
USE

5.1    Use. Tenant shall use the Demised Premises solely for the purposes of a manufacturing facility and related/accessory uses, and for no other purpose whatsoever (the “Permitted Use”). Except for the Municipal Approvals, Tenant shall, at its sole cost and expense, promptly obtain from the appropriate governmental authorities, and keep in full force and effect, any and all permits, licenses, and the like required to permit Tenant to occupy and use the Demised Premises for the Permitted Use. Tenant shall provide copies of such permits and licenses to Landlord upon request of Landlord.

5.2    No Unreasonable Hazardous Uses or Nuisances. Tenant shall not, without Landlord’s permission, use or allow upon the Premises anything or operation or activity which will invalidate any policy of fire insurance now or hereafter carried on the Building or on any of the contents thereof which will cause an increase in the rate of fire insurance on the Building. In the event of any increase in the cost of insurance as a result of the failure of the Tenant to comply with the provisions of this paragraph, the Tenant will either correct the condition such that there will be

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no increase in the cost of insurance or will pay the amount of such increase as Additional Rent within thirty (30) days after the Landlord’s written demand so long as Landlord’s written demand includes evidence that reasonably supports such requested increase. Tenant shall not permit any offensive odors to be emitted nor do or permit anything tending to create a nuisance or to unreasonably disturb any other tenant or the occupants of the Premises or the neighboring property; nor do anything tending to injure the reputation of the Premises, and Tenant shall not conduct, suffer nor allow upon the Premises any business or activity which is contrary to law.

5.3    As of the Commencement Date, Tenant shall occupy the Premises in compliance with all laws, ordinances, and governmental rules and regulations in the conduct of its business.

SECTION 6
COMMON AREAS

6.1    Common Areas.

(a)    The walkways, parking areas, driveways, grounds, landscaped areas, service areas, areas of ingress and egress, sewer facilities and utilities systems located on the Property are referred to as the “Tenant Common Areas.” The fire hydrants, traffic signalization, stormwater detention and retention facilities are referred to as the “Landlord Common Areas.” The Tenant Common Areas and the Landlord Common Areas are collectively referred to as the “Common Areas.” Except as otherwise provided for herein, Tenant shall have a non-exclusive use with others over, on and through the Common Areas, for ingress and egress to and from the Demised Premises and for parking, the same to be used and enjoyed by Tenant, its invitees, and customers, subject to any rules and regulations imposed by Landlord for the use of the Common Areas.
(b)    Landlord may, upon Tenant’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, construct any new structures or improvements upon the Common Areas and make any changes in the plan, layout, design, area, size or lighting of the Common Areas which Landlord, in its reasonable discretion, may deem advisable. Upon Tenant’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, Landlord may at any time close a portion of the Common Areas to make changes therein or to effect construction, repairs or changes to the Building, to prevent the acquisition of public rights in such areas, or to discourage non‑customer parking.

6.2    Maintenance of Tenant Common Areas. Tenant agrees, at Tenant’s sole cost and expense, to operate, equip, repair, and maintain the Tenant Common Areas in good repair and to be reasonably free of refuse, ice and snow.

6.3    Maintenance of Landlord Common Areas. Landlord agrees, at Landlord’s sole cost and expense, to operate, equip, repair and maintain the Landlord Common Areas.

SECTION 7
REAL PROPERTY TAXES

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Taxes. Tenant agrees to pay to Landlord, as Additional Rent, Tenant's Pro Rata Share of "Taxes." The term "Taxes" means all real property taxes, payments in lieu of taxes, assessments, embellishments, sewer and water taxes and charges, pollution, pure water, and other environmental control charges, and other governmental charges, general or special, ordinary or extraordinary, unforeseen as well as foreseen of any kind or nature whatever, assessed, levied, confirmed, imposed or which become a lien upon the land, building, and improvements comprising the Building and the Property of which the Demised Premises are a part for and in respect of any tax period during the term of this Lease as it may be extended. Tenant's pro rata share of Taxes shall be 100.00% (“Tenant’s Pro Rata Share”)

On or about the first day of each January during the Term, Landlord shall prepare an estimate of the anticipated Taxes for the ensuing Lease Year ending on the thirty-first day of December, and Tenant shall pay the amounts so determined as Additional Rent in equal monthly installments commencing January 1, of each Lease Year. Upon the termination of each such Lease Year, Landlord shall determine the actual Taxes for said Lease Year. To the extent that the actual Taxes exceed the estimate, Tenant shall pay on demand Tenant’s Pro Rata Share of said Taxes. Should the actual cost be less than the estimate, Landlord shall, at Landlord’s election, refund the overpayment to Tenant or credit the overpayment to the Tenant’s next Additional Rent due. In the initial year of this Lease, Tenant's share of Taxes shall be based on the estimate for the entire Lease Year in which the Term commences. Tenant’s Pro Rata Share of the Taxes shall be determined pursuant to the provisions of this paragraph and payment shall be made in equal monthly installments on the first day of each month beginning with the first full month after the Commencement Date. In the event this Lease shall terminate on a date other than the thirty-first day of December, Tenant's share of the Taxes shall be based on the estimate for the entire Lease Year in which this Lease terminates and shall be computed pursuant to the provisions of this Section 7. Tenant shall pay the amount so determined monthly in equal installments to and including the month in which this Lease terminates regardless of the day on which this Lease terminates. The provisions of this paragraph as to underpayment and overpayment shall apply in the event the actual Taxes for the year during which this Lease terminates are greater or less than estimated, prorated to the end of the Term.

7.2    Landlord will, within thirty (30) days of receiving notification thereof, send to Tenant notice of any increases in assessments for Taxes. If Landlord fails to file a contest of the amount or validity of Taxes for such tax fiscal year within fifteen (15) days after Tenant’s written request to Landlord to do so, then Tenant will have the right, at Tenant’s expense, to contest the amount or validity of Taxes for such tax fiscal year by appropriate administrative and legal proceedings brought either in Tenant’s name, Landlord’s name or jointly with Landlord, as Tenant may deem appropriate. Landlord will execute and deliver to Tenant whatever documents may be necessary or proper to permit Tenant to contest Taxes or which may be necessary to secure payment of any refund which may result from any such proceedings. Any refund resulting from a proceeding brought either by Tenant or Landlord or by them jointly will be applied first to reimburse the party or parties who brought the proceeding for the costs incurred with the proceeding, and then to reimburse Tenant for the difference between the amount Tenant paid for Taxes for each fiscal tax year involved in the proceeding and the amount Tenant would have been required to pay if the Taxes had been assessed in accordance with the decision rendered in the proceeding, together with interest

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on the amount of such difference at the annual rate allowed by the court on the overpayment of Taxes. Any remaining balance will be paid to Landlord.

SECTION 8
ALTERATIONS

8.1    Any changes, alterations, additions or improvements in, or to the Demised Premises, of any kind or nature whatever that would exceed $50,000.00 in cost to complete or are structural (the “Alteration Threshold”) may be done by Tenant at its own cost and expense only upon the following terms and conditions:

(a)    Tenant shall notify Landlord in advance in writing, specifying in detail the structural alterations or additions contemplated;

(b)    Such notice shall be accompanied by a plan, blue print, or diagram showing such proposed alterations or additions, and a bid or contract signed by a reputable builder or contractor, undertaking to perform said work as shown in said plan, blue print or diagram for a specified cost stated therein;

(c)    Landlord shall, within five (5) days, indicate in writing its approval or disapproval of said contemplated alterations or additions, failing which, Landlord’s approval shall be deemed given; and

(d)    If Landlord approves thereof, then Tenant shall furnish to Landlord prior to commencement of any work:

(1)    A liability policy with limits in the amounts set forth in Section 18.1 hereof protecting Landlord from any liability for injury to persons or property arising, directly or indirectly, from the making of such alterations or additions by Tenant, its agents, servants, employees and/or independent contractors.

(e)    Any work performed by or at the direction of Tenant at the Premises shall be completed in a good and workmanlike manner and in accordance with applicable laws and building codes in effect at the time of construction.

8.2    Tenant shall have the right to make any non-structural changes, alterations, additions or improvements in or to the Demised Premises that do not meet the Alteration Threshold, of any kind or nature whatever, whether it be in in the interior finishes, the amount or nature of equipment or the location thereof, or any addition thereto.

SECTION 9
IMPROVEMENTS AND FIXTURES

9.1    Except for Tenant’s furniture, business and trade fixtures, machinery and equipment, all construction, additions and improvements, permanent or fixed made and maintained

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in or on the Demised Premises, either by Tenant or Landlord, shall be the sole property of Landlord, and shall not be removed or injured by the Tenant, nor shall Tenant claim at any time compensation therefor. It is understood and agreed that any machinery, equipment and business trade fixtures placed upon the Demised Premises by Tenant are to remain the property of Tenant and may, and upon Landlord’s request shall, be removed by Tenant from the Demised Premises promptly at the expiration of the Term. Provided, however, that in no case shall Tenant have such right of removal if the fixtures are attached in such a manner that their separation from the Demised Premises will result in injury to the Demised Premises that cannot be repaired. In each and every such case the fixtures shall become and remain the property of Landlord and Tenant shall have no right to remove them.

SECTION 10
REPAIRS AND REPLACEMENT

10.1

(a)    Except as set forth in Section 19.2, Landlord shall, at its sole cost and expense, keep or cause to be kept the roof and foundations of the Building, the structural soundness of the exterior and load bearing walls of the Building and the Landlord Common Areas, in good order, repair and condition. Tenant shall promptly give Landlord prior written notice of the necessity of such repairs which come to the attention of Tenant.

(b)    Tenant covenants that Tenant shall take good care of and except as set forth in Section 10.1 make all other repairs and replacements to the Demised Premises, the Tenant Common Areas, and to the fixtures and equipment therein, or servicing the Demised Premises, including without limitation, the maintenance, repair and replacement of all interior and exterior windows and doors to the Demised Premises, all plumbing, heating, gas, air‑conditioning, and electrical equipment serving the Demised Premises, which repairs shall be in quality and class equal to or better than the original work. Upon the expiration or other termination of the term of this Lease, Tenant shall remove all personal property of Tenant as provided in Section 9.1 and shall quit and surrender to Landlord the Demised Premises broom clean, in good order and condition, ordinary wear and tear excepted.

SECTION 11
PAINTING AND REDECORATING

11.1    All parts of the interior of the Demised Premises shall be painted, varnished or otherwise redecorated at the Tenant’s own expense as needed during the Term and Renewal Term.

SECTION 12
SIGNS

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12.1    Tenant may install and maintain on the Demised Premises electric or other artistic signs, whether capable of being illuminated or not, advertising its business, provided that Tenant: (i) obtains the necessary permits from municipal authorities for the erection and maintenance of said sign; (ii) obtains the prior written approval and consent of Landlord as to size, design and location of the sign on the Demised Premises, which approval and consent shall not be unreasonably withheld, conditioned or delayed; and (c) meets any and all requirements of the local municipality or any other governing body necessary. Signage, displays or other advertising placed in the windows of the Demised Premises that are visible from the outside of the Building shall be subject to these requirements.

SECTION 13
GLASS

13.1    Tenant shall replace all damaged or broken plate glass and other structural glass on the Demised Premises promptly with glass of equal quality with that broken, except in case of damage by fire, or other casualty covered by Landlord’s fire and extended coverage policy, as provided in Section 18.2, below. Tenant shall cause to be insured by a casualty company approved by Landlord, and shall keep insured all plate glass in the Demised Premises for and in the name of Landlord and shall pay the premium therefor when due and payable. Upon Tenant’s failure to procure such insurance and deliver the policy or policies to Landlord within ten (10) days from the date of commencement of the Term or ten (10) days before the expiration of any policy previously delivered to Landlord, Landlord may obtain such insurance and the premium or premiums therefor shall be deemed to be and shall be paid by Tenant to Landlord as Additional Rent at the next Rent payment date.

SECTION 14
PAYMENT OF UTILITIES

14.1    Utilities. Tenant shall be responsible for and pay all utilities, including, without limitation, water, gas, refuse removal, sewer, electric, power, cable, telephone and any other utilities (collectively “Utilities”), consumed on the Demised Premises; as provided in Section 14.2 below.

14.2    Metering and Payment of Utilities. The parties agree to have separately metered or sub-metered any Utilities which can be separately metered or sub-metered. Tenant agrees to place the utility accounts in its name and pay directly for all Utilities which are separately metered for the Demised Premises. All other Utilities which are not separately metered or sub-metered for the Demised Premises will be billed to Tenant by Landlord based on Tenant’s Pro Rata Share of the Utility bills and Tenant shall pay Tenant’s Pro Rata Share of the utility charges for the Premises, however based, determined, computed, and billed, as and when bills are rendered, and such utility charges shall be deemed Additional Rent. In the event that any utility meter fails to register consumption accurately or falls into disrepair, Tenant shall pay the average of previous charges made for the affected utility consumed in the Demised Premises until the meter is repaired.

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SECTION 15
RUBBISH REMOVAL /HAZARDOUS WASTE

15.1    Refuse Removal. Tenant shall keep the Demised Premises clean, both inside and outside, at its own expense. Tenant shall keep any garbage, trash, rubbish or other refuse in vermin-proof containers within the interior of the Demised Premises that are kept closed until removed. Tenant will remove garbage and other refuse from the Demised Premises as necessary so that garbage and refuse does not accumulate to any unusual extent or become an unsafe or unsanitary condition. Tenant shall not burn any garbage or rubbish of any description upon the Premises. Tenant also agrees to keep the parking area and sidewalk adjoining the Building free from rubbish, dirt, garbage and other refuse originating on the Demised Premises. Tenant agrees to keep all accumulated rubbish in covered containers which comply with all applicable laws and regulations, and to have same removed regularly. In the event Tenant fails to keep the Demised Premises and other portions heretofore described in the proper condition, after thirty (30) days’ written notice and opportunity to cure, Landlord may cause the same to be done, and Tenant hereby agrees to pay the reasonable expense thereof on demand, as Additional Rent.

15.2        Tenant covenants and agrees as follows:

(a)    After the Commencement Date, Tenant shall not bring or use upon the Demised Premises any Hazardous Substances (as defined below) except in compliance with all applicable Environmental Laws (as defined below) and shall not cause or permit the Demised Premises or any part thereof to be used for the treatment, generation, transportation, processing, production, disposal, storage or handling of any Hazardous Substances except in compliance with all applicable Environmental Laws, and shall remove from the Premises and shall dispose of all Hazardous Substances by-products, arising from Tenant’s use of the Demised Premises after the Commencement Date, in compliance with all applicable Environmental Laws.

(b)    After the Commencement Date, Tenant shall comply with all applicable Environmental Laws and shall obtain and comply with all Environmental Permits (as defined below) relating to Tenant’s use of the Premises.

(c)    After the Commencement Date and during its tenancy, Tenant shall not cause or permit any change to be made in the use of the Demised Premises which would (1) involve the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance in violation of any applicable Environmental Laws, (2) involve any other violation of any applicable Environmental Law, (3) constitute material non-compliance with any Environmental Permit or (4) materially and unreasonably increase the risk of a release of any Hazardous Substance.

(d)    Tenant shall promptly provide Landlord with a copy of all notifications which it gives or receives in the future with respect to any Release (as defined below) or the future threat of a Release of any Hazardous Substance on, at or from the Demised Premises given by or on behalf of Tenant to any federal, state or local governmental agencies or authorities or received by or on behalf of Tenant from any source whatsoever.

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15.3    Tenant covenants and agrees, at its sole cost and expense, to indemnify, protect, defend and save harmless Landlord and Landlord’s affiliates, principals, officers, agents, employees, contractors and invitees (“Landlord Parties”) from and against any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, actions, proceedings, costs, disbursements and/or reasonable expenses (collectively, “Losses,” and including, without limitation, reasonable attorneys' and experts' fees, expenses and disbursements) of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against Landlord relating to, resulting from or arising out of the following, except to the extent such Losses relate to or arise from the negligence or willful misconduct of Landlord, Landlord Parties and/or any third party under Landlord’s or Landlord Parties’ control: (i) Tenant’s or its invitees’ use of the Demised Premises after the Commencement Date for the (x) storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance, (y) as a landfill or other waste disposal site, or (z) for the storage of petroleum or petroleum based products, (ii) the presence of any Hazardous Substance introduced to the Demised Premises by Tenant or its invitees after the Commencement Date, or a Release or threat of Release of Hazardous Substances on, at or from the Demised Premises resulting from Tenant’s or its invitees’ use or operation of the Demised Premises after the Commencement Date, (iii) Tenant’s failure to promptly undertake and diligently pursue to completion all investigative, containment, removal, clean-up and other remedial actions required under applicable Environmental Laws with respect to a Release or threat of Release of any Hazardous Substance introduced to the Demised Premises by Tenant or its invitees after the Commencement Date, (iv) human exposure to any Hazardous Substance introduced to the Demised Premises after the Commencement Date by Tenant or its invitees, (v) a violation by Tenant or its invitees of any applicable Environmental Law with respect to any Hazardous Substance introduced to the Premises after the Commencement Date by Tenant or its invitees, and/or (vi) non-compliance by Tenant or its invitees with any Environmental Permit with respect to any Hazardous Substance introduced to the Demised Premises after the Commencement Date by Tenant or its invitees.

15.4    All capitalized terms used in this Section 15 and not heretofore defined shall have the meanings set forth below.

(a)    “Environmental Laws” means all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, and legally-binding interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

(b)    “Environmental Permits” means all permit, licenses, approvals, authorizations, consents or registrations required by any applicable Environmental Law in connection with the Tenant’s use and/or operation of the Premises for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

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(c)    “Hazardous Substance” means, without limitation, any flammable explosive, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyl’s, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et sue.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601, et seq.), Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and the regulations promulgated thereunder.

(d)    “Release” has the same meaning as given to that term in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.) and the regulations promulgated thereunder.

SECTION 16
SIDEWALKS

16.1    Tenant covenants and agrees that:

(a)    It will not encumber or obstruct the sidewalks, driveways or parking areas on the Premises.

(b)    It will keep the sidewalks servicing their entrance doors reasonably free of snow, ice and other debris.
SECTION 17
MECHANIC’S LIEN

17.1    Tenant shall indemnify and save harmless Landlord against all loss, liability, cost, attorneys’ fees, damages or interest charges as a result of any mechanic’s lien or other lien filed against the Demised Premises or the Building as a result of any act or omission or as a result of any repairs, improvements, alterations or additions made by Tenant or its agents or employees. Tenant shall, within twenty (20) days of the filing of any such lien, remove, pay or cancel said lien or secure the payment of any such lien or liens by bond or other acceptable security. Landlord, at its option, after twenty (20) days written notice to Tenant, may pay the said lien or bond it in its discretion without inquiring into the validity thereof and Tenant shall forthwith reimburse Landlord for the total expense incurred by Landlord in discharging or bonding the said lien as Additional Rent hereunder. Tenant shall have the right, at all times and at its own expense, to contest and defend on behalf of Tenant or Landlord, any action involving the cancellation, validity or removal of such lien or liens, upon giving adequate security to Landlord for payment of such lien. Nothing herein contained shall be construed as consent to anyone on the part of Landlord, either express or implied, to subject the fee or any other estate of Landlord to any mechanic’s lien or liability under the New York Lien Law.

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SECTION 18
INSURANCE

18.1    Tenant’s Insurance. Tenant shall carry, at its own expense, with casualty company approved by Landlord and qualified to do business in the State of New York, public liability insurance with coverage in an amount not less than $2,000,000.00 per accident or occurrence and $5,000,000.00 in aggregate on account of bodily injury, including death resulting therefrom, and $2,000,000.00 per accident or occurrence and $5,000,000.00 in aggregate on account of damage to property. Such insurance policies shall name Landlord as an additional insured. In addition, each such insurance policy shall contain a contractual liability endorsement specifically covering the indemnities set forth in this Lease. Said liability insurance shall cover physical or property damage to contiguous or adjacent property owned by Landlord for acts caused by Tenant, its agents, employees, invitees and customers. Should Tenant fail to pay the premium on said policies, Landlord may pay the same and charge the cost thereof to Tenant as Additional Rent on the next rental payment date. Tenant further agrees to maintain at its own expense, fire and casualty insurance covering all of its fixtures and contents placed in or upon the Demised Premises and worker’s compensation insurance as required by the laws of the State of New York. Said policies shall have included a waiver of subrogation by the insurance carrier. A certificate of insurance for the above policies shall be furnished to Landlord on or before the date of delivery of possession of the Demised Premises to Tenant and thereafter on each yearly anniversary of the Commencement Date, and shall contain an endorsement by the insurer agreeing to give Landlord thirty (30) days written notice before cancelling the coverage for any reason.

18.2    Landlord’s Insurance. Tenant agrees to pay to Landlord, as Additional Rent, Tenant's Pro Rata Share of "Insurance Premiums." The term "Insurance Premiums" means all premiums paid by Landlord for fire and extended coverage insurance, public liability insurance, and rental insurance covering the Building and the Premises. Landlord covenants that it will at all times during the term and any renewal of this Lease carry such insurance; which shall include, without limitation, full replacement coverage on the Building and exterior glass coverage. Tenant’s Pro Rata Share of Insurance Premiums shall also include any and all increases to Landlord’s insurance or additional insurances or endorsements required from Landlord as a result of Tenant’s use and occupation of the Demised Premises.

On or about the first day of each January, Landlord shall prepare an estimate of the anticipated Insurance Premiums for the ensuing Lease Year ending on the thirtieth day of June, and Tenant shall pay the amounts so determined as Additional Rent in equal monthly installments commencing January l of each such Lease Year. Upon termination of each Lease Year, Landlord shall determine the actual Insurance Premiums for the year. To the extent that the actual Insurance Premiums exceed the estimate, Tenant shall pay on demand its proportionate share of said Insurance Premiums. Should the actual cost be less than the estimate, Landlord shall return the overpayment to Tenant or at Landlord’s election credit the overpayment to Tenant’s Additional Rent net due. Insurance Premiums for any Lease Year which occurs partially prior to the commencement of this Lease and subsequent to expiration or termination of this Lease shall be

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treated in the same manner and according to the same methods as the Taxes as set forth in Section 7.1, respectively of this Lease.

SECTION 19
LIABILITY

19.1    Waiver of Landlord Liability. Except to the extent caused by the negligence of Landlord or its agents, contractors or employees, Landlord and its agents shall not be liable for any damage to either the person or the property of Tenant nor for the loss of or damage to any property of Tenant by theft or from any other cause whatsoever, whether similar or dissimilar to the foregoing. Except to the extent caused by the negligence of Landlord or its agents, contractors or employees, Landlord or its agents shall not be liable for any injury or damage to person or property or loss or interruption to business resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of said Building or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature; unless caused by or due to the negligence of Landlord, its agents, servants and employees; nor shall Landlord be liable for any damages resulting from the use by any injured party of the sidewalk adjoining the Demised Premises unless caused by or due to the negligence of Landlord, its agents, servants and employees, nor shall Landlord or its agents be liable for any damage caused by other tenants or persons in Building or caused by operations in construction of any private, public or quasi public work.

19.2    Tenant Liability. Tenant shall be liable for any damage to the Building or the Premises or personal property therein which is caused directly by its negligence or the negligence of its agents, employees, invitees or customers. Landlord may repair or require Tenant to repair, at Landlord’s sole option, such damage and if repaired by Landlord, Tenant shall thereupon reimburse and compensate Landlord as Additional Rent within twenty (20) days after rendition of a statement by Landlord for the total cost of such repair and damage Tenant shall indemnify and hold Landlord harmless from and against all costs, damages, claims, liabilities and expenses (including reasonable attorney’s fees) suffered by or claimed against Landlord, directly based on, arising out of or resulting from (i) Tenant’s Permitted Use and occupancy of the Premises or the business conducted by Tenant therein, (ii) any negligent act or omission by Tenant or its employees or guests, or (iii) any breach or default by Tenant in the performance or observance of its covenants or obligations under this Lease. Landlord shall indemnify and hold Tenant harmless from and against all costs, damages, claims, liabilities and expenses (including reasonable attorney’s fees) suffered by or claimed against Tenant, directly based on, arising out or resulting from (i) any negligent act or omission of Landlord, its employees or agents, or (ii) any breach by Landlord in the performance or observance of its covenants or obligations under this Lease.

SECTION 20
DEFAULT

20.1    Tenant Default. Any one or more of the following events shall constitute a default of Tenant:

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(a)    failure by Tenant in the due and punctual payment of any Rent, Additional Rent or other charges payable under this Lease or any part thereof after twenty (20) days written notice has been given to Tenant that Rent is delinquent; provided, that if Landlord provides two (2) or more notice of late payments within any twelve (12) month period, then the third (3rd) failure of Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder when due within the twelve (12) month period following the second (2nd) such notice shall be an automatic default without notice from Landlord; or

(b)    default or failure by Tenant in the performance of or compliance with any of the covenants, agreements, terms or provisions contained in this Lease, other than those referred to in Section 20.1(a), and such default shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; except that in connection with a default arising under Section 8, 10, or 30 hereof not susceptible of being cured with due diligence within thirty (30) days, the time of Tenant within which to cure the same shall be extended for such time as may be necessary to cure the same with all due diligence; provided Tenant commences promptly and proceeds diligently to cure the same with due diligence, and further provided that such period of time shall not be so extended as to subject Landlord to any criminal liability or forfeitures; or

(c)    Tenant shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or the Demised Premises; or

(d) if within sixty (60) days after the commencement of any proceeding against Tenant or any guarantor of Tenant’s obligations hereunder seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute of law, such proceeding shall not have been dismissed; or if, within sixty (60) days after the appointment, without the consent or acquiescence of Tenant or any guarantor, of any trustee, receiver or liquidator of Tenant or any guarantor or of all or any substantial part of its properties or of the Demised Premises; such appointment shall not have been vacated or stayed on appeal or otherwise; or

(e) if Tenant shall vacate or abandon the Demised Premises during the Term for ninety (90) consecutive days.

20.2    Landlord’s Remedies. In the event of the occurrence of any event of default provided for in Section 20.1, and after five (5) days written notice, Landlord may also at its option re‑enter upon the Demised Premises and relet the same, and it is expressly agreed that Tenant shall not be entitled to credit for the Rent so received until the whole sum due from Tenant to Landlord, including damages, reasonable expenses, reasonable attorney’s fees, cost of alterations and repairs as herein provided shall have been fully paid, and nothing in this Section shall be deemed to have

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waived any other right or remedy of Landlord at law or in equity. Neither party shall be liable to the other for consequential or other indirect damages of the other (including, without limitation, lost profits or business interruption).

20.3    Termination. In the event any default as described in Section 20.1(a)-(f) shall occur and not be cured within the applicable grace period, Landlord, at any time thereafter during the continuance of such default, may give written notice to Tenant, specifying such default or event of default and stating that this Lease and the Term hereby demised shall expire and terminate on the date specified in such notice, which shall be at least ten (10) days after giving such notice, and upon the date specified in such notice, this Lease and the Term hereby demised and all rights of Tenant under this Lease shall terminate.

20.4    Assumption or Rejection of Lease. In the event any default described in Section 20.1(c) or (d) shall occur with respect to Tenant, Tenant agrees that it will either assume or reject this Lease within sixty (60) days after the filing of the petition or the commencement of the proceeding described in said paragraphs. In the event this Lease is not assumed within said sixty (60) day period, then this Lease shall be deemed rejected.

20.5    Summary Proceeding. If this Lease shall terminate; or if an event of default referenced in Section 20.1 shall occur; or upon expiration of any applicable grace period and after five (5) days written notice; then Landlord may re‑enter the Demised Premises, or any part thereof, by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Demised Premises.

20.6    Surrender. Upon the termination of this Lease, either at the option of Landlord as aforesaid, or at the expiration by lapse of time of the Term, Tenant will at once surrender possession of said Premises to Landlord and remove all of Tenant’s effects therefrom and if such possession is not immediately surrendered, Landlord may forthwith re-enter said Demised Premises and repossess itself thereof as in its former estate and remove all persons and effects therefrom, without being deemed guilty of any trespass.

If Tenant shall not remove all of its effects from said Premises as above provided, Landlord may, at its option, remove any or all of said effects in any reasonable manner that Landlord shall choose and store the same without liability for loss thereof, and Tenant will pay Landlord, on demand, any and all reasonable expenses incurred in such removal and also storage of said effects for any length of time during which the same shall be in Landlord's possession or in storage, or Landlord may at its option, without notice, sell any or all of said effects in such manner and for a reasonable price and apply the proceeds of such sale upon any amounts due under this Lease from Tenant to Landlord, including the expenses of removal and sale.

20.7    Releasing. In the event of any termination of this Lease or of any re‑entry of the Demised Premises by Landlord, Landlord may relet the Premises or any part or parts thereof either in the name of Landlord or Tenant for a term or terms which may at Landlord’s option extend beyond the balance of the Term and Tenant shall pay Landlord any deficiency between the Rent

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hereby reserved and covenanted to be paid and the net amount of the rents collected on such reletting, as well as any reasonable expenses incurred by Landlord in such reletting, including, but not limited to, reasonable attorneys’ fees, brokers’ fees, and reasonable expenses of remodeling and putting the Premises in good order and preparing the same for rerental. Such deficiency shall be paid in monthly installments, upon statements rendered by Landlord to Tenant. For the purpose of determining the deficiency in Rent, the Rent reserved shall be deemed to be the Base Rent plus the highest average monthly Additional Rent paid during any Lease Year prior to said default. Any suit brought to collect the amount of the deficiency for any one or more months shall not preclude any subsequent suit or suits to collect the deficiency for any subsequent months.

20.8    Additional Loss. Landlord may collect from Tenant any other actual, out of pocket costs or expenses, including reasonable attorney’s fees and costs resulting from a Tenant default after notice and opportunity to cure.

20.9    Injunction. In the event of a default, after notice and opportunity to cure as provided herein, by Tenant of any of the covenants or provisions of this Lease, Landlord shall have the right to enjoin any such default.

20.10    Acceleration of Rent for Term. In the event of a default by Tenant in the performance of or compliance with any of the covenants, agreements, terms or provisions contained in this Lease after notice and opportunity to cure and upon five (5) days written notice, Landlord shall have the right to declare the entire rental for the balance of the Term, including Base Rent plus Additional Rent for the balance of the term, prorated for partial Lease Years, at a rate equal to the highest Additional Rent paid during any prior Lease Year; all immediately due and payable, at once; provided the amount of such Rent and Additional Rent payable shall be the discounted to its present value in accordance with accepted financial practice using a rate equal to 5.84% per annum, less future credits to Tenant for Rent subsequently received by Landlord; except that it is expressly agreed that Tenant shall not be entitled to credit for the rents so received until the whole sum due from Tenant to Landlord, including damages, expenses, attorney’s fees, cost of alterations and repairs as herein provided shall have been fully paid, and nothing in this Section shall be deemed to have waived any other right or remedy of Landlord.

20.11    Intentionally Deleted.

20.12    Late Charge. In the event any installment of Rent or Additional Rent is not paid within ten (10) days after it becomes due, a late fee equal to five percent (5%) of the late amount due and shall be charged and shall be payable with such late amount due as Additional Rent.

20.13    Attorneys’ Fees. In case suit shall be brought for any unlawful detainer of the Premises, for the recovery of any rent due under the provisions of this Lease, or because of the breach or alleged breach of any other covenant herein contained, the prevailing party shall recover from the non-prevailing party all costs and expenses incurred therein, including reasonable attorneys’ fees and expenses incurred in enforcing any judgment.

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20.14    Remedies Cumulative. Any and all rights and remedies which Landlord may have under this Lease and at law or in equity shall be cumulative and shall not be deemed inconsistent with one another, and any one or more or all of such rights and remedies may be exercised at the same time.

20.15    Landlord Self Help. Tenant covenants and agrees that if Tenant shall at any time fail to make any payment or perform any other act on its part to be made or performed under this Lease, Landlord after thirty (30) days written notice to Tenant (or shorter period in the event of an emergency) may, but shall not be obligated to, and without waiving or releasing Tenant from any obligation of Tenant under this Lease, make such payment or perform such other act to the extent Landlord may deem desirable, and in connection therewith to pay expenses and employ counsel. All sums so paid by Landlord and all reasonable expenses in connection therewith, together with interest thereon at rate of ten percent per annum from the date of such payment, shall be deemed Additional Rent hereunder and be payable to Landlord on demand.

20.16    Tenant Self Help. Landlord covenants and agrees that if Landlord shall at any time fail to make any payment or perform any other act on its part to be made or performed under this Lease, Tenant after thirty (30) days written notice to Landlord (or shorter period in the event of an emergency) may, but shall not be obligated to, and without waiving or releasing Landlord from any obligation of Landlord under this Lease, make such payment or perform such other act to the extent Tenant may deem desirable, and in connection therewith to pay expenses and employ counsel. All sums so paid by Tenant and all expenses in connection therewith, together with interest thereon at rate of ten percent per annum from the date of such payment, shall be deemed Additional Rent hereunder and be payable to Tenant on demand.

SECTION 21
WAIVER

21.1 No waiver of any condition or legal right or remedy shall be implied by the failure of Landlord to declare a forfeiture, or for any other reason, and no waiver of any condition or covenant shall be valid unless it be in writing signed by Landlord, and no waiver by Landlord in respect to one tenant shall constitute a waiver in favor of any other tenant, nor shall the waiver of a breach of any condition be claimed or pleaded to excuse a future breach of the same condition or covenant or any other condition or covenant.

SECTION 22
PREMISES UNTENANTABLE

22.1    If the Demised Premises shall be damaged by fire or other causes, but are not wholly untenantable and are damaged or destroyed to the extent the cost of repair is less than fifty (50%) of the then replacement cost of the Demised Premises (“Partial Damage”), the damage to the Demised Premises must be promptly repaired by Landlord at its own expense. In such event the Lease shall not terminate, but shall remain in full force and effect, and the Base Rent and Additional Rent shall abate pro rata while the Demised Premises is being repaired unless such damage was solely caused by the negligent act or omission of Tenant, its servants, employees,

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agents, visitors or licensees. Due allowance shall be made for reasonable delays from labor troubles, material shortages, or any other causes, whether similar or dissimilar to the foregoing, beyond Landlord’s control. If, however, the Demised Premises are rendered wholly untenantable by fire or other causes and the Demised Premises are damaged or destroyed to the extent that the cost of repair is fifty (50%) or more of the then replacement cost (“Total Destruction Damage”), and Landlord does not intend to rebuild the same, or if the Building is so damaged, whether the Demised Premises themselves are damaged or not, that Landlord determines to demolish or rebuild the Building, then in any of such events Landlord may, within sixty (60) days after such damage or destruction, give Tenant notice in writing of its decision, and thereupon this Lease shall terminate three (3) days after such notice is given, and Tenant shall immediately vacate the Demised Premises and surrender the same to Landlord, paying Rent to the time the Premises or Demised Premises were damaged. If, however, within said sixty (60) days Landlord shall notify Tenant that it intends to repair or rebuild the Premises or Demised Premises, then this Lease shall not terminate but shall remain in full force and effect, and the Rent shall abate while said Premises or Demised Premises are being repaired. Notwithstanding anything in this Section to the contrary, if the Premises is subject to Total Destruction Damage, Tenant may, at its option, terminate this Lease by giving Landlord written notice of such termination not later than thirty (30) days after the date of such damage. In addition, if after the occurrence of the damage or destruction described in this Section 22, Landlord fails to complete such repairs and restoration necessary to restore the Premises within one hundred eighty (180) days after the date of such damage or destruction then Tenant shall have again the right to terminate this Lease by providing written notice to Landlord and thereupon this Lease shall terminate three (3) days after such notice is given.

SECTION 23
EMINENT DOMAIN

23.1    If the whole of the Demised Premises shall be taken or condemned by any competent authority for any public or quasi public use or purpose, then, in that event, the Term shall cease and terminate as of the day of possession pursuant to such taking, and the Rent shall be paid up to that day. Landlord shall refund such Rent as may have been paid in advance for the period subsequent to the date of such possession. Any award for the Property and the Building, and for damages to the residue, shall belong to Landlord; and Tenant shall not be entitled to any part thereof. Any award for trade fixtures owned by Tenant in the Demised Premises and for moving expenses shall belong to the Tenant. Base Rent, Additional Rent and other charges payable hereunder shall be apportioned as of the date of delivery of possession of the Demised Premises to the condemning authority in the event of any termination of this Lease hereunder.

23.2    Partial Condemnation.

(a)    If less than the whole but more than twenty percent (20%) of the Premises shall be taken, Tenant shall have the right to terminate this Lease or, subject to Landlord’s right of termination as set forth in Section 23.2(b), to continue in possession of the remainder of the Premises and shall notify Landlord in writing within ten (10) days after notice of such taking of Tenant’s intention. If twenty percent (20%) or less of the Premises shall be so taken, the Term

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shall cease with respect to the part so taken as of the day possession shall be taken, and Tenant shall pay Rent up to that day for the part so taken.

(b)    If more than twenty percent (20%) of the Building or more than twenty percent (20%) of the Premises shall be taken, Landlord may, by notice to Tenant delivered on or before the date surrendering possession, terminate this Lease.

(c)    In the event this Lease is not so terminated, Tenant shall remain in the portion of the Premises not so taken, and all of the terms, provisions, covenants, conditions, and agreements contained herein shall continue in effect with respect to the portion not so taken, except that Rent shall be reduced in proportion to the amount of the Premises taken, and Landlord shall, repair any damage to the Premises caused by such condemnation except to the extent that Tenant has been reimbursed therefor by the condemning authority.

SECTION 24
FORCE MAJEURE

24.1    In the event that either Landlord or Tenant shall be delayed or hindered in or prevented from the performance of any act required hereunder, by reason of Act of God, strikes, lockouts, labor troubles, inability to procure materials (including energy), power, casualty, inclement weather, restrictive governmental laws, orders or regulations, riots, insurrection, war or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of any such act shall be extended for a period equivalent to the period of such delay; except that this Section shall not operate to excuse Tenant from prompt payment of Rent, Additional Rent or any other payments required by the terms of this Lease.

SECTION 25
SUBORDINATION

25.1    Subject to the provisions of this Section 25.1, at the option and upon the written declaration of Landlord that this Lease shall be subordinate to any and all mortgages or consolidated mortgages, deeds of trust, or renewals, modifications, increases or extensions thereof, or to any other forms or methods of financing, or refinancing of the Premises, or any part thereof, whether such mortgages, deeds of trust, or other forms or methods of financing or refinancing are now or are hereafter executed, delivered, and recorded, provided that any such Mortgagee provides Tenant with an agreement satisfactory to Tenant (“Non-Disturbance Agreement”), setting forth that so long as Tenant is not in default hereunder, Tenant’s rights and obligations hereunder shall remain in force and Tenant’s right to possession shall be upheld. At the time the Landlord secures the commercial mortgage loan as set forth in Section 2.1(f), Landlord shall use commercially reasonable efforts to deliver to Tenant Non-Disturbance Agreements from all Mortgagees of the Premises in form and substance reasonably acceptable to Tenant and any Mortgagee. In addition, within thirty (30) days after receipt of Landlord’s written request, Tenant will execute and deliver to Landlord an agreement in the form and substance of reasonably acceptable to Tenant and such Mortgagee subordinating Tenant’s rights to the lien of any Mortgage provided that such Mortgagee executes and delivers to Tenant a Non-Disturbance Agreement.

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SECTION 26
ASSIGNMENT OR SUBLET

26.1    Tenant shall not voluntarily or by operation of law assign Tenant’s interest Lease or in the Premises, without Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything contained in this Section 26 to the contrary, Tenant, upon prior written notice to Landlord but without Landlord's prior written consent, may assign or transfer this Lease: (a) to a corporation or other business entity into or with which Tenant shall be merged or consolidated, or to which substantially all of the assets of Tenant may be transferred or sold; (b) to a corporation or other business entity that shall control, be controlled by or be under common control with Tenant, or (c) to the Wayne County Industrial Development Agency.

SECTION 27
ACCESS TO PREMISES

27.1    Tenant agrees that it will not install any equipment which will exceed the capacity of the utility lines leading into the Demised Premises or the Building and that if any equipment so installed shall require additional utility facilities to be brought into Demised Premises that they shall be installed at Tenant’s expense. Landlord shall have access during the last six (6) months of the Term of this Lease for the purpose of exhibiting said Demised Premises and putting up the usual notice “To Rent” which notice shall not be removed, obliterated or hidden by Tenant.
SECTION 28
PUBLIC INTERFERENCE

28.1    If Landlord shall be required by any lawful authority to alter, remove, reconstruct or improve any part of the Building, other than the Demised Premises, compliance with such lawful authority shall not in any way affect the obligation or covenants of Tenant, and Tenant hereby expressly waives any and all claims for damages or for abatement of Rent, unless Tenant cannot conduct its business in the Demised Premises as a result of the public interference, in which case Tenant may, if the interruption of Tenant’s business continues beyond thirty (30) days, terminate this Lease by written notice to Landlord. Such termination must be made in writing within thirty (30) days after the interruption of Tenant’s business due to the interference.

SECTION 29
LAWS, ORDERS

29.1    As of the Commencement Date, Landlord represents to Tenant that the Building (including the Premises) is in full compliance with all applicable laws, ordinances, codes, rules, regulations, orders and other lawful requirements associated with construction, operating, use and maintenance of the Building, including the Premises, for Tenant’s Permitted Use herein.

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29.2    From and after the Commencement Date, Tenant shall occupy the Premises in compliance with all applicable laws, ordinances, codes, rules, regulations, orders, and other lawful requirements.
SECTION 30
MISCELLANEOUS PROVISIONS

30.1    Interpretation. The words “Tenant” and “Landlord” shall include their successors and assigns, and the necessary grammatical changes required to make the provisions hereof apply to corporations, individuals, men or women, partnerships or other associations may be made. This clause shall not be construed to permit any assignment or subletting, except as otherwise permitted in this Lease, without Landlord’s consent.

30.2    Rules. Landlord reserves the right to adopt and promulgate from time to time reasonable rules and regulations and to amend or supplement same, applicable to the use and occupancy of the Building or of the Common Areas. Notice of such rules and regulations and amendments and supplements thereof, if any, shall be given to the Tenant.

30.3    Entire Agreement. It is understood and agreed by the parties hereto that this Lease shall constitute the only agreement between them relative to the Demised Premises and that no oral statements or no prior written matter extrinsic to this instrument shall have any force or effect. Tenant agrees that it has signed this Lease fully aware of the condition of the Premises and all other matters relative thereto and is not relying on any representations or agreement other than those contained in this Lease. This Lease shall not be modified except by a writing subscribed by both parties. In the event of any conflict between the terms of this Lease and any lease summary agreement or other written or oral agreements, the terms of this Lease shall control. The taking possession of the Demised Premises by Tenant shall be conclusive evidence as against Tenant that the Demised Premises and the Building were in good and satisfactory condition and fully completed in accordance with the terms of this Lease at the time such possession was so taken.

30.4    Quiet Enjoyment. Landlord covenants and agrees that upon Tenant paying the Rent and Additional Rent, and performing all the covenants and conditions aforesaid on the Tenant’s part to be observed and performed hereunder, Tenant shall and may peaceably and quietly have, hold and enjoy the Demised Premises for the term aforesaid, subject, however, to the terms of this Lease.

30.5    Bills and Notices. Unless otherwise provided herein, any bill, statement, notice or communication, which Landlord may desire or be required to give to Tenant, including any notice of expiration, shall be deemed sufficiently given or rendered if in writing, delivered to Tenant personally or sent by Certified or Registered Mail or sent by Federal Express or other reputable express delivery service addressed to Tenant at the Demised Premises, or sent by Certified or Registered Mail or sent by Federal Express or other reputable express delivery service or delivered to any other address Tenant may from time to time designate in writing. Any notice by Tenant to Landlord must be served by Certified or Registered Mail or sent by Federal Express or other reputable express delivery service addressed to Landlord at the address where the last previous Rent payment was made. Notices shall be deemed received upon actual delivery to the addressee with respect to

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personal or express delivery service or telecopier, and three (3) days after deposit in the mail with respect to mailing.

30.6    Marginal Headings. The marginal headings are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope or intent of this Lease or in any way affect this Lease.

30.7    Conditions, Covenants and Agreements. The conditions, covenants and agreements in this Lease contained, to be kept and performed by the parties hereto shall be binding upon and inure to the benefit of said respective parties, their legal representatives, successors and assigns. This clause shall not be construed to permit any assignment or subletting, unless otherwise permitted in this Lease, without Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. The term “Landlord” as used in this Lease means the owner from time to time of the Property and the Building (or the owner of a master lease of the Building) of which the Demised Premises form a part, so that in the event of any sale or sales of said Property and Building or of said Lease, or in the event of a lease of said Building, the Landlord named herein shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder; and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the purchaser, at any such sale, or the said lessee of the Building, that the purchaser or lessee of the Building has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder.

30.8    Estoppel Certificates. Tenant and Landlord agree that at any time and from time to time upon ten (10) days prior written request by the other, the other party will execute, acknowledge and deliver to the other a statement in writing stating whether this lease is unmodified and in full force and effect (or, if there have been modifications, stating the modifications, and that the Lease as so modified is in full force and effect), the dates to which the Rent, Additional Rent and other charges have been paid and whether the other has defaulted in the performance of any of its obligations under the terms of this Lease.

30.9    Authority. Tenant hereby warrants and represents that it has the necessary power and authority to enter into this Lease and that it has taken all necessary organizational action in order for Tenant to enter into Lease.

30.10    Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of New York.

30.11    Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be one and the same instrument.

30.12    Broker’s Commission. The parties warrant that in connection with this Lease neither party has dealt with any broker, nor has either party had any correspondence or other communication in connection with this Lease with any other person who is a broker other than CB/Richard Ellis, Rochester, N.Y., LLC (“Tenant’s Broker”), and that so far as either party is aware no

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brokers other than the Tenant’s Broker negotiated this Lease and are entitled to any commission in connection therewith. Landlord and Tenant agree and indemnify and hold the other party free and harmless from and against any and all liability and expenses as a result of a breach of the following representation. Tenant will pay the Tenant’s Broker commission pursuant to the terms of a separate agreement. This provision shall survive the termination of this Lease.

30.13     Specially Designated Nationals. Tenant is not now nor shall become a person or entity with whom Landlord is restricted from doing business with under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including but not limited to, those named on OFAC’s Specially Designated Nationals and Blocked Persons list) or under any statute, executive order, or other governmental action or are now or shall become a person or entity with whom Landlord is restricted from doing business with under the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, or the regulations or orders thereunder.

SECTION 31
SECURITY DEPOSIT

31.1    Concurrently with the execution of this Lease, Tenant shall deposit with Landlord a security deposit in the amount of $93,750.00, which represents the first month’s Base Rent (“Security Deposit”), to secure Tenant’s full and faithful performance of all the obligations herein set forth. Landlord shall not be required to pay interest on the Security Deposit or to maintain the Security Deposit in a separate account. If any sum payable by Tenant to Landlord shall be due and unpaid, or if Landlord makes any payments on behalf of Tenant, or if Landlord suffers any loss, cost or expense as a result of Tenant’s non-performance of any obligation or covenant herein, then Landlord, at its option and upon written notice to Tenant and without limiting any other remedy, may use and apply any part of the Security Deposit to compensate Landlord for the payments not made or the loss, cost or expense suffered by Landlord. Within three (3) days after written notice of Landlord’s use of the Security Deposit, Tenant shall deposit with Landlord cash in an amount sufficient to restore the Security Deposit to its prior amount. Within approximately thirty (30) days after the later of (a) the expiration or earlier termination of the Term, or (b) Tenant’s vacating the Premises, Landlord shall return the Security Deposit less such portion thereof as Landlord may have used to satisfy Tenant’s obligations. If Landlord transfers the Security Deposit to a transferee of the Premises or Landlord’s interest therein, then such transferee (and not Landlord) shall be liable for its return. The holder of any mortgage secured by the Premises shall not be liable for the return of the Security Deposit unless such holder actually receives the Security Deposit. Tenant shall not transfer or assign the Security Deposit or any interest therein.

SECTION 32
BUILD-OUT

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32.1 Landlord shall construct or cause to be constructed the Building and other improvements for Tenant’s Permitted Use on the Land as set forth on the Work Letter attached hereto as Exhibit “D” (the “Landlord’s Work”). It is the intention of the parties that Substantial Completion, (as hereinafter defined) of the Landlord’s Work shall be completed by Landlord on or before the date that is twelve (12) months from date that Landlord and Tenant agree on the Tenant’s Plans as set forth on Exhibit “D” (the “Target Completion Date”). If Substantial Completion (as hereinafter defined) has not occurred on or before the Target Completion Date, then the Rent shall be abated by one month for each three months of delay in Substantial Completion (as hereinafter defined) beyond the Target Completion Date and Tenant shall be entitled to a rent credit, that may be applied against any future payment of Rent. If Substantial Completion has not occurred (or been deemed to have occurred) on or before the date that is fifteen (15) months from date that Landlord and Tenant agree on the Tenant’s Plans as set forth on Exhibit “D” (said date herein called the “Final Outside Date”), then Tenant shall have the right to terminate this Lease upon ten (10) days’ prior written notice to Landlord. If such termination notice is given, then unless Substantial Completion (as hereinafter defined) shall have occurred within thirty (30) days after the date such notice is given, this Lease shall terminate upon the thirtieth (30th) day following the giving of such termination notice. If this Lease shall be so terminated, Landlord shall immediately return to Tenant any monthly installments of rent, as hereinafter defined, paid by Tenant on execution; and all obligations of the parties hereunder shall end with the same force and effect as if such early termination date set forth herein was the expiration date. The term “Substantial Completion” or “Substantially Completed” shall mean that the Landlord’s Work has (a) been completed in accordance with this Lease and the Work Letter, except for Punch List Items (as hereinafter defined) to permit Tenant to occupy the space and (b) Landlord has secured a permanent and unconditional certificate of occupancy for the Premises permitting use of the Premises for the purposes specified in the Lease. To the extent that any act or omission of the Tenant or its employees, agents or contractors is the cause of a delay in the completion of Landlord’s Work (“Tenant Delay”) then the Target Completion Date shall be deemed to have occurred on the date when the Landlord’s Work would have been completed but for said Tenant Delay, provided, however, that Landlord may claim a Tenant Delay only if such Tenant Delay has not been cured within three (3) business days of receipt of written notice or such delay from Landlord. “Punch List Items” shall mean details of construction, decoration, and mechanical adjustment which in the aggregate are minor in character and do not materially interfere with the Tenant’s Permitted Use or enjoyment of the Premises. Punch List Items shall be completed within sixty (60) days after Substantial Completion and Landlord shall be granted reasonable rights of access to the Premises after the Commencement Date for the purposes of completing such Punch List Items, provided that Landlord shall use its reasonable efforts to cause as little interference with Tenant’s Permitted Use and occupancy of the Premises as reasonably possible.

SECTION 33
Intentionally Deleted

SECTION 34
Intentionally Deleted

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SECTION 35
ACCESS

35.1    Throughout the Term, Tenant shall have access to Building, Property, Premises, Common Areas on a twenty-four (24) hours per day, seven (7) days per week, and three hundred and sixty five (365) days per year basis.

SECTION 36
LANDLORD’S REPRESENTATIONS

36.1    Landlord’s Representations. Landlord, in order to induce Tenant to enter into this Lease, hereby represents, warrants and covenants, as of the Commencement Date, that:

(a)    Landlord is not a party to any agreement or litigation which could adversely affect the ability of Landlord to perform its obligations under this Lease or which would constitute a default on the part of Landlord under this Lease, or otherwise adversely affect Tenant’s rights or entitlements under this Lease;

(b)    The Premises are or will be zoned to permit the Permitted Use;

(c)    Landlord is the sole fee simple owner or tenant of the Property and has good and marketable title thereto;

(d)    Landlord has no information or knowledge of any change contemplated in any applicable statutes, laws, ordinances, rules and regulations, moratoriums, road widening, or any action by adjacent landowners;

(e)    There is actual and legal access to the Premises by public rights of way, streets and roads located adjacent to the Premises and that Landlord has no knowledge of any threatened or actual condemnation proceedings affecting such access;

(f)    All Taxes assessed against the Building and the parcel of land upon which the Building is situated have been paid in full except for those Taxes not yet due and payable; and

(g)    The Premises are free from defects, have been maintained in accordance with normal industry practice and are in good operating condition and repair and are suitable for the purposes for which they are to be used by Tenant.

36.2    Landlord’s Environmental Representations. Landlord represents and warrants to Tenant the following: that to Landlord’s knowledge, any handling, transportation, storage, treatment, use, release, or disposal of Hazardous Substances that may have occurred on or from the Premises prior to the date of this Lease has been in compliance with all applicable Environmental Laws; that to Landlord’s knowledge, no leak, spill, release, discharge, emission or

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disposal of Hazardous Substances has occurred on the Premises prior to the date of this Lease; to Landlord’s knowledge, that the soil and groundwater on or under the Premises are free of any Hazardous Substances.

[Signatures on the following page]

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IN WITNESS WHEREOF, the parties have executed and entered into this Lease as of the day and year first above written.

IEC ELECTRONICS CORP., Tenant

By: /s/ Thomas L. Barbato
Name:     Thomas L. Barbato
Its: Senior Vice President and Chief Financial Officer

1000 SILVER HILL LV LLC, Landlord

By: /s/ Donald J. Lasher
Name: Donald J. Lasher
Its: Manager

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EXHIBIT “A”
Legal Description

LANDS TO BE CONVEYED BY
WAYNE INDUSTRIAL SUSTAINABILITY DEVELOPMENT CORPORATION

CONVEYS All that tract or parcel of land situate in the Phelps Gorham Tract, Township 12, Range 1, Village of Newark, Town of Arcadia, County of Wayne, State of New York. All of which is shown on a map prepared by David M. Clark, PLS #049807, entitled “Map Showing Lands Of Wayne Industrial Sustainability Development Corporation” Job #4086.10. Last dated August 29, 2018. Said map intended to be filed simultaneously herewith. Being more particularly described as follows.

Beginning at a point in the centerline of Silver Hill Road. Said point being 458.48 feet easterly from the apparent easterly highway boundary of New York State Route 88 as measured along the centerline of Silver Hill Road. Thence the following fourteen (14) courses and distances.

1. Thence,
N 20° 02’ 01” E a distance of 24.76 feet to a point at the intersection of the apparent northerly highway boundary of Silver Hill Road and the apparent easterly line of Technology Parkway and continuing along the apparent easterly line of Technology Parkway a further distance of 103.87 feet for a total distance of 128.63 feet to a point;

2. Thence,
Northeasterly along the apparent easterly line of Technology Parkway on a curve to the right having a radius of 282.77 feet, an arc distance of 118.52 feet (Chord = N 32° 02’ 28” E 117.65 feet) to a point;

3. Thence,	N 44° 02’ 57” E along the apparent easterly line of Technology Parkway a distance of 153.92 feet to a point;

4. Thence,	N 32° 17’ 47” E along the apparent easterly line of Technology Parkway a distance of 128.52 feet to a point;

5. Thence,
Northeasterly along the apparent easterly line of Technology Parkway on a curve to the right having a radius of 393.16 feet, an arc distance of 299.63 feet (Chord = N 54° 07’ 45” E 292.43 feet) to a point;

6. Thence,
Northeasterly along the apparent easterly line of Technology Parkway on a curve to the left having a radius of 203.01 feet, an arc distance of 118.27 feet (Chord = N 59° 16’ 20” E 116.60 feet) to a point;

7. Thence,
Northeasterly along the apparent easterly line of Technology Parkway on a curve to the right having a radius of 235.55 feet, an arc distance of 173.80 feet (Chord = N 63° 43’ 11” E 169.88 feet) to a point;

8. Thence,	S 23° 33’ 14” E along the westerly line of lands of UltraLife Batteries, Inc. (Document No. R9093873) a distance of 69.24 feet to a point;

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9. Thence,	N 86° 57’ 56” E along the southerly line of lands of UltraLife Batteries, Inc. (Document No. R9093873) and New York State Newark Development Center a distance of 1,199.32 feet to a point;

10. Thence,
S 00° 29’ 02” E along the westerly line of lands of John W. & Roberta J. Mann (L. 993 P. 290) a distance of 1,165.88 feet to a point in the apparent northerly highway boundary of Silver Hill Road and continuing along the same course a further distance of 24.77 feet for a total distance of 1,190.65 feet to a point in the centerline of Silver Hill Road;

11. Thence,	N 88° 20’ 04” W along the centerline of Silver Hill Road a distance of 112.46 feet to a point;

12. Thence,	N 83° 47’ 04” W along the centerline of Silver Hill Road a distance of 817.35 feet to a point;

13. Thence,	N 81° 26’ 04” W along the centerline of Silver Hill Road a distance of 317.98 feet to a point;

14. Thence,	N 68° 18’ 04” W along the centerline of Silver Hill Road a distance of 826.21 feet back to the point of beginning.

Containing 1,843,054± Sq. Ft. or 42.311 Acres of land.

Subject to the rights of the public in and to Silver Hill Road.

Subject to an easement granted to New York State Electric and Gas Corporation and recorded in the Wayne County Clerk’s Office on October 21, 1953 in liber 413 of deeds, page 115.

Subject to an easement granted to New York State Electric and Gas Corporation and recorded in the Wayne County Clerk’s Office on October 21, 1953 in liber 413 of deeds, page 121.

Subject to an easement granted to New York State Electric and Gas Corporation and recorded in the Wayne County Clerk’s Office on May 13, 1955 in liber 429 of deeds, page 462.

Subject to an easement granted to New York State Electric and Gas Corporation and recorded in the Wayne County Clerk’s Office on June 30, 1955 in liber 431 of deeds, page 302.

Subject to an easement granted to New York State Electric and Gas Corporation and recorded in the Wayne County Clerk’s Office on June 30, 1955 in liber 431 of deeds, page 304.

Subject to an easement granted to New York State Electric and Gas Corporation and recorded in the Wayne County Clerk’s Office on June 30, 1955 in liber 431 of deeds, page 306.

Subject to an easement granted to New York State Electric and Gas Corporation and recorded in the Wayne County Clerk’s Office on September 25, 1958 in liber 465 of deeds, page 453.

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Subject to an easement granted to New York State Electric and Gas Corporation and recorded in the Wayne County Clerk’s Office on September 25, 1958 in liber 465 of deeds, page 454.

Subject to an easement granted to New York State Electric and Gas Corporation and recorded in the Wayne County Clerk’s Office on August 11, 1967 in liber 588 of deeds, page 96.

Subject to a Sanitary Sewer easement granted to the Village of Newark and recorded in the Wayne County Clerk’s Office on March 20, 1987 in liber 811 of deeds, page 602.

Subject to other easements, rights of way or restrictions of record, if any.

Intending to convey a portion the lands conveyed to Wayne Industrial Sustainability Development Corporation by deed recorded in the Wayne County Clerk’s Office on December 11, 2015 as Document No. R9176585 .

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EXHIBIT “B”
Site Plan of Premises

Asphalt Pavement
IEC Electronics Headquarters
Landing Docks
Sanitary Pump Station
Underground Electric and Communication Services
N/F Wayne Industrial Sustainability Development Corporation
Silver Hill Rd.
Proposed Local Public Road

SITE/UTILITY PLAN

SCALE: 1" = 60'

SCALE (FEET)

0 60 120

REVISIONS

NO.	DESCRIPTION	DATE	BY

NOT APPROVED FOR CONSTRUCTION

It is a violation of New York State Education Law Article 145 Section 7209 for any person, unless he or she is acting under the direction of a licensed professional engineer or land surveyor, to alter an item in any way. If an item bearing the seal of an engineer or land surveyor is altered, the altering engineer or land surveyor shall affix to the item his or her seal and the notation "altered by" followed by his or her signature and the date of such alteration, and a specific description of the alteration.

THORNTON

ENGINEERING LLP

Consulting Engineers

ALL RIGHTS RESERVED. No part of this document may be reproduced, stored in a retrieval system, or transmitted, in any form or by any means electronic, mechanical, photocopying, recording, or otherwise without the prior written authorization of Thornton Engineering LLP.

COPYRIGHT

©Thornton Engineering LLP. 2018

LOCATION MAP:

VILLAGE OF NEWARK
PROJECT LOCATION
Silver Hill Rd.

PROJECT NAME:

IEC Electronics Headquarters Relocation

Silver Hill Technology Park
Village of Newark
Wayne County, NY

DEVELOPER:

Capstone Real Estate Development LLC

100 Savannah Street
Rochester, NY 14607

DRAWING TITLE

Site/Utility Plan

FILE NAME: SITEUTPLAN.DWG	DESIGNED BY: GFT
DRAWN BY: HKT	CHECKED BY: GFT
APPROVED BY: GFT	DATE: OCTOBER 2018
SCALE: 1" = 60'	PROJECT NO.: 18-660
SHEET NO.: 2 of 3	DRAWING NO.: C-2

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EXHIBIT “B-1”
Floor Plan

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EXHIBIT “C”

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Rent Schedule

Tenant shall pay to Landlord, during the initial Term of this Lease; the following Base Rent, in advance, on the first day of each and every month:

BASE RENT SCHEDULE (Initial Term):

Lease Year	Price Per Sq. Ft.	Monthly Base Rent	Annual Base Rent
1	$8.66	$110,432.32	$1,325,187.84
2	$8.92	$113,745.29	$1,364,943.48
3	$9.19	$117,157.65	$1,405,891.78
4	$9.46	$120,672.38	$1,448,068.53
5	$9.75	$124,292.55	$1,491,510.59
6	$10.04	$128,021.33	$1,536,255.91
7	$10.34	$131,861.97	$1,582,343.58
8	$10.65	$135,817.82	$1,629,813.89
9	$10.97	$139,892.36	$1,678,708.31
10	$11.30	$144,089.13	$1,729,069.56
11	$11.64	$148,411.80	$1,780,941.64
12	$11.99	$152,864.16	$1,834,369.89
13	$12.35	$157,450.08	$1,889,400.99
14	$12.72	$162,173.58	$1,946,083.02
15	$13.10	$167,038.79	$2,004,465.51

BASE RENT SCHEDULE (Renewal Term):

Lease Year	Price Per Sq. Ft.	Monthly Base Rent	Annual Base Rent
1	$13.49	$172,049.96	$2,064,599.48
2	$13.90	$177,211.45	$2,126,537.46
3	$14.31	$182,527.80	$2,190,333.58
4	$14.74	$188,003.63	$2,256,043.59
5	$15.19	$193,643.74	$2,323,724.90
6	$15.64	$199,453.05	$2,393,436.65
7	$16.11	$205,436.65	$2,465,239.75
8	$16.59	$211,599.74	$2,539,196.94
9	$17.09	$217,947.74	$2,615,372.85
10	$17.60	$224,486.17	$2,693,834.03

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EXHIBIT “D”
Work Letter

THIS WORK LETTER (the “Work Letter”), dated as of December 10, 2018, is attached to and made a part of that certain Lease by and between 1000 SILVER HILL LV LLC, a New York limited liability company with principal offices at 100 Savannah Street, Rochester, New York 14607 (the “Landlord”) and IEC ELECTRONICS Corp., a Delaware corporation with principal offices at 105 Norton Street, Newark, New York 14513 (the “Tenant”). The terms, definitions, and other provisions of the Lease are hereby incorporated into this Work Letter by reference as if set forth in full. In the event of any inconsistencies between this Work Letter and the provisions of the Lease, the provisions of the Lease shall control.

IN CONSIDERATION OF the execution of the Lease and the mutual covenants and conditions hereinafter set forth, Landlord and Tenant agree as follows:

1.    THE LANDLORD’S WORK. Subject to the provisions hereof, Landlord shall, at its sole cost and expense, cause the construction, installation and finalization of all improvements to the Premises in accordance with Tenant’s Plans (as hereinafter defined) and as necessary to permit Tenant to occupy same and conduct normal business operations (such improvements being referred to herein as the “Landlord’s Work”). In addition to the Landlord’s Work, Landlord shall construct, install and finalize additional building improvements requested by Tenant in an amount not to exceed One Hundred Thirty Five Thousand and 00/100 Dollars ($135,000.00) in the aggregate (the “Landlord Work Allowance”). Tenant agrees that it shall provide plans for the work associated with the Landlord Work Allowance and agree on the final Tenant’s Plans within thirty (30) days of the date hereof.

2.    TENANT’S PLANS. Landlord shall, at its sole cost and expense, a detailed set of plans and specifications (“Tenant’s Plans”) for the Landlord’s Work prior to the expiration of the Approvals Deadline, which includes space plans and construction/working and engineering drawings and specifications based upon Tenant’s conceptual plans and specifications furnished to Landlord and based upon the attached Exhibit “A” and those Outline Specifications attached hereto as Exhibit “B”, both of which exhibits are attached hereto and made a part hereof and of the Lease.

3.    CHANGES TO TENANT’S PLANS. Any modifications or amendments to the Landlord’s Work proposed by Tenant (“Tenant Change”) shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Any modification or amendment to the Landlord’s Work proposed by Landlord shall be subject to the approval of Tenant upon the following conditions. Upon receipt of a proposed Tenant Change, Landlord shall cause its construction supervisor promptly to estimate the increased costs and estimated delay in completing the Landlord’s Work, if any, which would result from the proposed Tenant Change and to report such estimates to Tenant. Landlord agrees to process any proposed Tenant Change within five (5) days of Tenant’s request. Prior to Landlord implementing such Tenant Change, Tenant must agree, in writing, within two (2) business days after such submittal, to pay for any increased costs associated with such Tenant Change, and that any actual delay caused by such change shall constitute a delay for which Tenant is responsible (hereinafter a “Tenant Delay”). Items submitted for Tenant’s

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approval shall not be deemed approved unless and until Tenant shall have notified Landlord in writing of Tenant’s willingness to pay for such Tenant Change (if any increased cost is attributable to same) and unless Tenant is willing to accept responsibility for the Tenant Delay, if any, which arises from such Tenant Change. Tenant shall have the right to withdraw any requested change if Tenant is unwilling to pay any such increased costs or accept responsibility for the Tenant Delay.

4.    LANDLORD’S CONTRACTORS AND SUBCONTRACTS. Landlord shall have the right to select a general contractor, subcontractors and other vendors to complete the Landlord’s Work. Landlord shall use only licensed contractors and subcontractors to complete the construction and installation of the Landlord’s Work. All inspections and approvals necessary and appropriate to complete the Landlord’s Work in accordance with Tenant’s Plans and as necessary to obtain a certificate of use and occupancy as hereinafter provided are the responsibility of Landlord and its general contractor.

5.	COMMENCEMENT AND COMPLETION OF THE LANDLORD’S WORK.

(a)     COMPLIANCE WITH LAWS. Landlord shall obtain all approvals, permits, and other consents required to commence, perform and complete the Landlord’s Work; shall at all times cause the Landlord’s Work to comply with all laws, regulations or rules of any governmental authority which are applicable thereto; and shall maintain for inspection by Tenant copies of all approvals, permits, inspection reports, and other governmental consents obtained by Landlord.

(b)     COMPLETION OF LANDLORD’S WORK. Landlord shall cause the construction of the Landlord’s Work in a good and workmanlike manner and in accordance with Section 32.1 of the Lease.

6.     PAYMENT OF COSTS OF LANDLORD’S WORK. Landlord will cause construction and completion of the Landlord’s Work in strict accordance with Tenant’s Plans and at its sole cost and expense.

If there are any increased costs in the Landlord’s Work due to Tenant changes or modifications to Tenant’s Plans in accordance with the provisions of Paragraph 3 above, Tenant (if Tenant agrees to pay for such increased costs in approving the changes in accordance with Paragraph 3 above) shall pay such increased costs to Landlord within thirty (30) days after Landlord incurs such additional costs and provides Tenant with written demand for such payment. Tenant shall have the right to receive copies of all invoices, bills, billing statements and any other financial detail requested by Tenant. In addition, Landlord shall maintain books and records (including all original invoices) relating to all items of construction costs charged to Tenant during the term, and shall maintain copies thereof throughout the term and for one year after the expiration or earlier termination of this Lease. Tenant, at its sole cost and expense, shall have the right, no more frequently than once per calendar year, and upon fifteen (15) days prior written notice to Landlord, to examine, or to have an independent Certified Public Accountant retained by Tenant examine, Landlord’s books and records relating to construction costs charged to Tenant for all or any portion of the term during normal business hours only and at a time reasonably agreed upon by Landlord and Tenant.

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7.     FORCE MAJURE. Except as to the payment of monies due under this Work Letter, neither party shall be responsible for delays or inability to perform its obligations hereunder for causes beyond the reasonable control of such party including acts of other tenants, governmental restriction, regulation or control, labor dispute, accident, mechanical breakdown, shortages or inability to obtain labor, fuel, steam, water, electricity or materials, acts of God, enemy action, civil commotion, or fire or other casualty.

8.        CONSTRUCTION ACCESS BY TENANT:
(a)    AFTER LEASE EXECUTION. From and after the date that the Lease is executed by both parties, Tenant and its agents (including contractors engaged by Tenant) shall have the right, at Tenant’s own risk, expense and responsibility, at all reasonable times to access the Premises and the Building to inspect the progress of construction and to take measurements and perform other similar investigatory tasks if necessary. Tenant shall provide Landlord at least 48 hours notice prior to any such access and Landlord shall have the right to accompany (or have one of Landlord’s agents) accompany Tenant during such access. Tenant agrees not to unreasonably interfere with Landlord’s construction or completion of the Landlord’s Work in accordance with the provisions herein.
(b)    IMMEDIATELY BEFORE SUBSTANTIAL COMPLETION. Landlord, as soon as reasonably possible during construction, shall notify Tenant in writing of its anticipated date of “Substantial Completion” (as hereinafter defined) of the Landlord Work. During a period of time of not less than one hundred and twenty (120) days immediately prior to Landlord’s achievement of Substantial Completion, Tenant shall have the right to enter the Premises for the purpose of installing its furnishings and equipment (including, without limitation, Tenant’s data cabling, telephone and data, security, audio/visual and printing equipment and furniture systems) and otherwise readying the Premises to Tenant’s use and occupancy.
(c)    CONDITIONS ON TENANT’S ACCESS. Tenant’s access to the Premises prior to the Commencement Date shall require that (a) neither Tenant nor its contractors shall unreasonably interfere with or delay the work to be performed by Landlord, (b) Tenant uses contractors and workers reasonably compatible with the contractors and workers engaged by Landlord, (c) prior to any such work, Tenant delivers to Landlord a certificate of insurance for each of Tenant’s contractors evidencing reasonably adequate insurance coverage naming Landlord and Landlord’s agent as additional insureds, and (d) notwithstanding anything to the contrary herein, such work, or the failure to complete such work, shall not delay the Commencement Date. Landlord and Tenant agree to work together in harmony during any periods of joint access to the Premises.
9.    INSTALLATION OF TENANT’S FURNITURE, FIXTURES AND EQUIPMENT. It is understood that, pursuant to Paragraph 8(b), Tenant will have a one hundred and twenty (120) day time period after Landlord achieves Substantial Completion to cause the installation of its furniture, fixtures and equipment in the Premises but other than installation of Tenant’s furniture, fixtures and equipment in the Premises, the Premises must otherwise be completed to a level which would allow legal occupancy of same by Tenant in order for Landlord

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to have met the requirement of “Substantially Completing”. Substantial Completion shall not be deemed to have been achieved nor shall Tenant’s one hundred and twenty (120) day period herein commence unless and until all of the flooring (including all carpeting) has been installed in the Premises. Landlord shall deliver to Tenant copies of the certificate of occupancy issued by any authority in connection with such work.
10.     NO SUPERVISION FEES. Notwithstanding anything to the contrary contained in this Work Letter, Tenant shall not be charged any supervisory and/or coordination fees with respect to Landlord’s or its agents’ or employees’ involvement with the Landlord’s Work. Tenant acknowledges, however, that some Landlord’s Work will be completed by Landlord and its agents. In addition, during the construction of the Landlord’s Work and Tenant’s relocation to the Demised Premises, Tenant shall not be charged for the use of elevators, hoists, loading docks or utilities.

11.     INCORPORATION OF LEASE. The provisions contained in this Work Letter are an integral part of the Lease of which this Work Letter is a part and are intended to supplement the Lease. The provisions of this Work Letter are specifically subject to the provisions of the Lease, and in the event of any conflict between the provisions of the Lease and the provisions of this Work Letter, the provisions of the Lease shall control. The capitalized terms herein shall have the same meanings as ascribed thereto in the Lease unless otherwise expressly provided herein to the contrary.

12. COOPERATION. Throughout the entire process of completing the Landlord’s Work, each party shall cooperate with the other to provide promptly any additional information and details and to respond promptly to any requests reasonably requested by such party regarding the Landlord’s Work and any other requests of such party. Each party shall consider reasonable alternatives and solutions to any disputed elements in the Landlord’s Work and act in a timely manner with reasonable cooperation to provide maximum flexibility in completing the Landlord’s Work.

13. WARRANTY. Landlord warrants that the Landlord’s Work will be of first quality and constructed in a good and workmanlike manner and free of all material faults and defects, that all materials and equipment incorporated in the Landlord’s Work shall be new, of recent manufacture and of first quality, and all construction shall be performed in accordance with all applicable legal requirements. Tenant shall notify Landlord promptly of any defect that shall come to the attention of Tenant. This warranty shall expire on the first anniversary of the Commencement Date. On or before the Commencement Date, Landlord agrees to provide to Tenant a collateral assignment (to the extent any such warranties are assignable) of the construction warranties obtained by and benefiting Landlord and relating to construction of the Landlord’s Work.

[Signatures on the following page]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter as of the date first above written.

IEC ELECTRONICS CORP., Tenant

By: /s/ Thomas L. Barbato
Name:     Thomas L. Barbato
Its: Senior Vice President and Chief Financial Officer

1000 SILVER HILL LV LLC, Landlord

By: /s/ Donald J. Lasher
Name: Donald J. Lasher
Its: Manager

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EXHIBIT “A”
Improvements Plans and Specifications

ENGINEERING
IT
1 WIRE
2 PREP
3 PIN
4 MECH ASSY
5 INJECTION MOLD
6 PRODUCTION
7 TEST
FIRST ARTICLE INSPECTION
8 HARNESS
9 ENGINEERING
BAE
MTS

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EXHIBIT “B”
Outline Specifications

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## ***Site (Total Land Area Approximately 31 Acres)***

1. Parking For 600 Cars, Sidewalks And Truck Exit Per Site Plan Provided
2. Assumes Sewer And Water Are At The Site To Accommodate Proposed Use
3. Allowance For 26 Poles/Bases For Site Lighting In Islands
4. Concrete Pads Required For Exterior Tanks (Tanks and Associated Equipment By IEC)
    a. Air Handlers 24' x 32'
    b. Nitrogen (48' x 48')
5. Concrete Pads For HVAC Equipment
6. Natural Gas Service To the Site, Including Meter and Distribution To HVAC Equipment
7. Electrical Service To The Site, Including Meter
8. Two (2) 4" Conduits From Communication Provider Service To DeMarc Room
9. Water And Sewer Services From Municipality Connection To Building

## ***Office And Employee Facilities***

1. Total Of 34,524 SF
    a. Basic Office Finishes In The Following Areas
        i. Executive
        ii. Accounting
        iii. HR
        iv. IT
        v. Supply Chain
        vi. Program Management
        vii. Engineering
        viii. Test
        ix. Operations
        x. Doc Center
        xi. Quality Control
    b. Conference Rooms And Bathrooms
    c. Reception Area With Restroom And Conference Room Outside Secured Area
    d. Training Rooms
    e. Fitness Room With Locker Room And Employee Restrooms
    f. Cafeteria/Gathering Area
    g. Provide folding partition wall in cafeteria area (approximately 9' x 20')

2. Office To Be Located In Manufacturing Space – Walls To Be Constructed At Heights as Illustrated on Exhibit B-1
(Approximately 15,000 SF, Office Landscape Systems To Be Provided By IEC)
    a. Locker Room
    b. Fitness Area
    c. Materials
    d. Design
    e. Storage/Shipping & Receiving
    f. Cal Lab
    g. Chemical Storage
    h. PVA Silicone

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i. Comformal Coat/Hand Spray
j. Comsec/Secure Area
k. ESS Mechanical
l. Vibe Room
m. Machine Facility Maintenance Room
n. Equipment Room
o. Machine Shop

## *HVAC*

**Office Area 34,524 SF:**

1. Eight Gas Fired Rooftop Units
2. Zone Control Systems For Each Unit
3. Supply Air Duct Systems With Lay-In Type Diffusers
4. The Space Above The Ceiling Will Be Used As A Return Air Plenum
5. Roof Mounted Exhaust Fans For Bathrooms

**Manufacturing Area 118,500 SF:**

1. Ten (10) Pad Mounted, Gas Fired Units With Economizers And Hot Gas Reheat. Exposed Supply Air Duct Systems
2. Bathroom Exhaust Systems
3. Gas Piping For Pad Mounted Units
4. DDC Controls To Operate And Monitor Units
5. Make Up Air Unit
6. Does Not Include Individual or Special Systems For Items 2c through 2o listed above.

## *Electrical*

**Electric Service:**

1. 3,000 amp, 480v/277v, Main Electrical Service
2. (1) Secondary Electric Room To Pick Up On Manufacturing Equipment

**Normal Power Distribution**

1. Electrical Panel Distribution Locations Throughout The Manufacturing Area For Future Connection As Required By Tenant
2. Does Not Include Electrical General or Specialized Electrical Work For Items 2c through 2o listed above.

**Emergency Power Distribution**

1. UPS System
    a. IT Server Room – Includes A Small UPS To Connect To Servers Due To The Four Second Transfer Delay From The Generator
2. Generator And Automatic Transfer Switches, 10KVA
    b. Life Safety
    c. IT Closet

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**Construction Lights And Power**

1. Temporary Power Fed From Temporary Service Or Generators
2. Temporary Lighting Throughout Construction Area

**Grounding**

1. Building Grounding Ring, Bonded To Every Other Column of The Structure

**Interior Lighting (All LED)**

1. High Bay Lighting For All Manufacturing Area to Provide 70-75 Foot-Candles
2. Office Areas To Provide 50-75 Foot-Candles
3. Does Not Include Individual or Specialized lighting for Items 2c through 2o listed above.

**MEP Connections**

1. Provide Feeders/Circuits To All Mechanical And Plumbing Equipment

**Architectural Equipment**

1. Connections To Dock Levelers, Lights and Overhead Doors
2. Connections To Tenant Supplied Landscape Furniture In Manufacturing Area

**Special Systems Pathways**

1. Door Access, CCTV, Security Systems Raceways Only in Office Area, To Accessible Spaces Above Ceilings
2. Install Cable Tray In Manufacturing Area (2" deep, 8" wide) 580 lineal feet

**Fire Alarm System**

1. Provide Code Compliant System Throughout Facility

**Lightening Protection System**

1. Roof Air Terminals

## ***<u>Plumbing/Fire Protection</u>***

1. Provide Complete Fire Protection System As Required By Code For All Areas Of The Facility
2. Relocate Pre-Action Fire Suppression System From Existing IEC Facility And Install Within The New IT Room
3. Provide Toilet Rooms As Per Code And Plans Provided. Two Of Which Will Be Large Gang Type Bathrooms For The Manufacturing Employees
4. Provide Plumbing For Kitchenettes and Cafeteria As Per Drawing Provided
5. Provide Floor Drains As Necessary In Manufacturing and Janitorial Areas
6. Provide main branch piping for the compressed air system. Piping shall extend from the compressed air closet through the manufacturing space (approximately 600 lineal feet of piping). Client shall relocate their existing compressor and controls. Branch piping shall include thirty-(30) quick-connect drops. Client to provide hose/pipe from quick connects to their equipment.
7. Provide main branch piping for deionized water system. Piping shall extend from the deionized water system closet through the manufacturing space (approximately 600 lineal feet of piping). Client shall relocate their existing deionized water system and connect it to the branch piping. Branch piping shall include thirty (30) valves. Client shall provide hose/piping from valves to their equipment.

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8. Provide main branch piping/duct for the vacuum system. Piping/duct shall extend from the closet housing the vacuum system throughout the manufacturing space (approximately 600 lineal feet of piping/duct). Client shall relocate their existing vacuum system and connect it to the main branch. Branch main shall include thirty- (30) dampers. Client shall provide hose/piping from the dampers to their equipment.

## ***EXCLUSIONS***

Compressed Air Systems
Deionized Water System
Telephone/Communications Wiring, Conduits, Trays, Punchdown Blocks, Racks, Etc.
Rigging Or Equipment Moving
Warehouse Racking
Final Electrical Connections To Equipment
Nitrogen System & Piping
Vacuum System
Clean Room Construction
FFE/Appliances

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EXHIBIT “B-1”
Floor Plan

COPYRIGHT 2018
MEEHAN ARCHITECTURE, P.C.
ALL RIGHTS RESERVED

DRAWING ALTERATION

REVISIONS

PROGRESS PLOT		
ISSUED FOR BID		
ISSUED FOR PERMIT		
ISSUED FOR CONST.		
NO.	DATE	DESCRIPTION

CAPSTONE
Real Estate Development LLC

PROJECT

IEC Electronics

LOCATION
SILVER HILL ROAD
TOWN OF NEWARK
COUNTY OF WAYNE
STATE OF NEW YORK

DRAWING TITLE

OVERALL FLOOR PLAN

SHEET NO.

A100

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EXHIBIT “E”
Tenant Improvements

• Generator/transfer switch
• Air compressor
• Humidification
• Compressed Air System
• Specialized Vacuum System
• Nitrogen system including tanks
• Exhaust fans and ductwork
• Clean room construction, if needed
• Security and Access Control & video surveillance
• Additional electrical distribution throughout the facility
• Manufacturing wire raceway rack, switches and feeders, IT path, grounding, power distribution
• IT cabling & associated hardware for data center
• PA / paging system
• Voice and data network drops
• Office & conference room AV hookups, hardware and other amenities
• Signage
• Furniture and Fixtures

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